                                                                   EXHIBIT 23.01

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the reference to our firm under the caption "Selected Consolidated Financial Information of the Company" and to the use of our report dated May 9, 1997 (except Note 1, as to which the date is August 13, 1997) in the Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Salem Communications Corporation for the registration of $150,000,000 9 1/2% Series B Senior Subordinated Notes Due 2007.

Our audit also included the financial statement schedule of Salem Communications Corporation listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP


Woodland Hills, California

January 28, 1998